Exhibit 10.7

SUPPLY AGREEMENT

BY AND BETWEEN

JENSEN USA INC.

AND

ALLIANCE LAUNDRY SYSTEMS LLC

Dated as of July 14, 2006

Appendix A (Products)

Appendix B (Prices)

Appendix C (Contact List)

i

A G R E E M E N T

This supply agreement (the “Agreement”) is made as of July 14, 2006, by and between ALLIANCE LAUNDRY SYSTEMS LLC, a limited liability company incorporated in Delaware, having offices located at Shepard Street, Ripon, Wisconsin 54971, U.S.A. (hereinafter called “Alliance”) and Jensen USA, Inc., a North Carolina corporation, having offices located at 99 Aberdeen Loop Road, Panama City, Florida 32405 (hereinafter called the “Supplier”). Capitalized terms used herein and not otherwise defined herein shall have the same meaning ascribed to them in the Purchase Agreement (as defined below).

Whereas, pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of May 23, 2006, by and between Alliance and Laundry Systems Group NV (“LSG”), Alliance has agreed to purchase and LSG has agreed to sell to Alliance all of the outstanding shares of capital stock of LSG’s subsidiary, IPSO-LSG NV (“IPSO-LSG”);

Whereas, pursuant to that certain Purchase Agreement, dated as of May 23, 2006, by and among Alliance, LSG, Cissell Manufacturing Company (“Cissell”) and LSG North America, Inc. (“LSG North America,” and together with the Supplier, LSG and Cissell, the “Sellers”), as amended by Amendment No. 1 to the Purchase Agreement, dated as of July 13, 2006, by and among Alliance and the Sellers (the “Purchase Agreement”), the Sellers have agreed to sell to Alliance, and Alliance has agreed to purchase from the Sellers, certain of the assets and properties of the Supplier’s IPH product line, which includes without limitation rigid mount medium-speed and high-speed washer-extractors, in Panama City, Florida (the “IPH Product Line”) and other service and production parts manufactured in Panama City, Florida, for Ipso-LSG (the “Ipso Belgium Parts”);

Whereas, the Purchase Agreement does not provide for the sale of the manufacturing facility that produces the IPH Product Line and Ipso Belgium Parts;

Whereas, simultaneously with the execution of this Agreement, the parties are entering into an Transition Services Agreement (“Transition Services Agreement”), dated the date hereof, whereby the Supplier will provide Alliance with access to its Panama City, Florida, facility and certain services in order to enable Alliance to conduct the business relating to the IPH Product Line;

Whereas, the execution and delivery of this Agreement by the Supplier and Alliance are conditions precedent to the Purchase Agreement; and

Whereas, it is the intent and desire of each party that the parties will use reasonable best efforts to perform their obligations under this Agreement and the Transition Services Agreement without interfering with the Service Provider’s performance of its obligations hereunder.

In consideration of the mutual covenants and promises hereinafter made, and for other good and valuable consideration acknowledged by each party to be satisfactory and adequate, the parties hereby consent and agree to the following Supply Agreement (the “Agreement”), which shall become effective as of the Closing Date under the Purchase Agreement (the “Effective Date”).

1.	SALE AND PURCHASE.

a. From and after the Effective Date, the Supplier will manufacture and sell to Alliance, and Alliance will purchase from the Supplier for resale, the IPH Product Line products (the “IPH Products”) listed on Appendix A1 and service parts thereto (the “Service Parts”) and the Ipso Belgium Parts listed on Appendix A2 (together with the IPH Products and the Service Parts, the “Products”) in accordance with the terms of this Agreement. All Products shall be manufactured by the Supplier. For the avoidance of doubt, all individuals engaged in the manufacture and sale of Products are employees of LSG and the Supplier, or their respective affiliates, and LSG and the Supplier are and shall remain responsible for all liabilities arising from or relating to such employees.

b. During the term this Agreement, in addition to producing Products for Alliance, the Supplier shall have the right to produce IPH Products affixed with its trademark or brand name for its own account, and affiliates of LSG shall have the right to purchase IPH Products from Supplier affixed with a trademark or brand name of the Supplier or of other LSG affiliates at the same price Alliance pays the Supplier, provided that such IPH Products are not offered for sale within the stand-alone commercial laundry, dry cleaning, laundromats, and multi-housing market segments or into on-premise laundry installations that do not have washing equipment of at least 100 kg through put, per hour, capability installed in the laundry facility.

2. TERM OF AGREEMENT. Unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement shall expire twelve (12) months from the Effective Date. Alliance may choose to terminate this Agreement at any time with 90 days’ written notice to the Supplier, it being understood that Alliance may choose to terminate this Agreement solely with respect to either (i) the IPH Products and Service Parts or (ii) the Ipso Belgium Parts and that partial termination of this Agreement (i.e. termination with respect to either IPH Products and Service Parts or Ipso Belgium Parts) shall not effect Supplier’s obligations to manufacture and sell to Alliance those machines or parts that Alliance orders in accordance with the terms of this Agreement. The expiration or termination of this Agreement shall not relieve either party of any obligations accrued hereunder, or which extend beyond the term hereof, including, but not limited to payments and credits accrued hereunder; product liability, trademark and patent indemnifications; parts availability as provided in Section 20(a); epidemic failure obligations and confidentiality obligations, insurance obligations and the requirements to sell and purchase Products pursuant to a firm purchase order delivered prior to the expiration of the Agreement.

3. SCHEDULING. On the first business day of each calendar week, Alliance shall provide to the Supplier a thirteen (13) week non-binding forecast of Alliance’s demand for the Products, provided that the first four (4) weeks of each such forecast shall constitute a “firm production order period” and, subject to Section 13, the Supplier shall fulfill all orders during such firm production order period. In the event that during the firm production order period Alliance requires additional Products, the Supplier shall use its best efforts to accommodate Alliance and, provided further, that Alliance shall purchase a minimum of 40 IPH Product Line machines per month and Supplier shall not be required to produce more than 65 IPH Product Line machines per month.

4.	PRICE.

a. The prices for IPH Products shall be as set forth on Appendix B1.

b. The prices for Service Parts shall be as set forth on Appendix B2.

c. The prices for Ipso Belgium Parts shall be as set forth on Appendix B3.

d. All prices for Products sold to Alliance shall be net prices in U.S. Dollars. All Products are ex works the JENSEN factory in Panama City, Florida.

5. QUALITY REPORTS. The Supplier will provide Alliance with weekly quality summaries regarding the manufacture of the Products, which summaries will include end of line yield and audit yield for units produced. Such summaries shall also identify manufacturing defects and corrective action taken. Alliance shall determine the detail of the information and format for such quality reports.

6. QUALITY. The engineering, manufacturing, design, performance and appearance specifications for each Product will be the same as for those products the Supplier produced prior to this Agreement, except as agreed by Alliance; provided, however, that any nameplates or other identifying escutcheons, including shipping carton identifications, as well as any and all visible parts, labels, wiring diagrams, instructions, serial plates and parts and service manuals will bear the trademarks or brand names designated by Alliance and no other trademarks or brand names, except for the brand name “Jensen” on IPH Product Line products manufactured for Supplier’s own account or any trademark or brand name of an affiliate of LSG on IPH Product Line products manufactured by Supplier for any such affiliate, as permitted by Section 1 of this Agreement. Alliance will provide the personnel, at Alliance’s expense, to develop materials, name plates, etc. for any Alliance brands other than IPSO. The Supplier will supply the necessary electronic files for name plates and other branded materials. The Supplier will extend the same quality and reliability control techniques to the Products manufactured for Alliance that the Supplier employed with respect to the Products manufactured prior to this Agreement. The Supplier shall not deliver to Alliance any Products that are known by the Supplier not to meet the applicable quality specifications.

7. AGENCY APPROVAL. All Products delivered by the Supplier must conform with European standards Directives (CE Marking) or be approved by the American Gas Association, the Canadian Standards Association or the Canadian Gas Association, as appropriate, prior to delivery to Alliance. The costs of obtaining such approval shall be borne by Alliance.

8. SPECIFICATION CHANGES. Alliance may from time to time request that the Supplier implement minor changes to the Products in order to improve their quality. The Supplier will consider such requests in good faith. With respect to requested minor changes to the Products that are de minimis or inconsequential, the Supplier shall accommodate such changes free of charge to Alliance. If, in the reasonable opinion of the Supplier, the requested changes to the Products would be significant, then the Supplier shall consider the non-recurring and recurring costs of making such changes, and shall inform Alliance of its decision of whether it will accommodate the request. In the event that the Supplier agrees to undertake any significant changes or developments to the Products, the parties shall negotiate in good faith to agree upon the costs of such undertaking, which costs shall be borne by Alliance. All specification change notices shall be made to those persons designated in Appendix C, as may be amended with notice to the other party. In the event a significant change is undertaken by Supplier, Supplier shall not be responsible for additional warranty expenses incurred as a result of the changes, however, Supplier shall use customary diligence and care in implementing the change.

The Supplier shall not make any change to the Product specifications or component parts unless it obtains the prior written approval of Alliance and such change improves the quality of such Product. The Supplier will provide Alliance with sixty (60) days’ advance written notice of any change to Product specifications or component parts which requires any regulatory agency re-listing, results in a change in Product appearance, or which may significantly affect the quality, operation, performance, marketability or serviceability of the Products or interchangeability of parts. The Supplier will notify Alliance of any cost adjustments resulting from changes made pursuant to this Section 8, which cost adjustments will require Alliance’s approval.

9. TRADEMARKS AND TRADE NAMES. Alliance warrants that it has the right to use the trademarks and trade names that will be physically associated with the Products. The Supplier acknowledges that the Alliance trademarks and trade names are the sole property of Alliance and that the Supplier will acquire no rights to such trademarks and trade names. The Supplier will not, in its advertisements, promotional pieces or in communications to third parties, make reference to its manufacturing of the Products for Alliance. Alliance expressly reserves all right, title and interest in and to its trade names and trademarks, and the Supplier acknowledges such right, title and interest. The Supplier will acquire no rights to Alliance trademarks and trade names. Neither party in its advertising or promotional efforts shall make reference to the Supplier as the manufacturer of the Products. Alliance shall defend any suit or proceeding and indemnify and hold the Supplier harmless against any and all claims, demands, costs or losses (including attorneys’ fees and expenses) arising from any suit or proceeding brought against the Supplier to the extent based on a claim of trademark or trade name infringement for any of the Products sold to Alliance hereunder bearing the Alliance trademarks or trade names. The Supplier shall have no right to defend any such suit or proceeding and Alliance will not be responsible for any settlement of such suit or proceeding made without its written consent, which consent shall not be unreasonably withheld. The Supplier shall notify Alliance promptly in writing and give Alliance authority, information and assistance (at Alliance’s expense) for the defense of any such suit or proceeding, provided, however, that the failure to promptly notify Alliance shall not relieve Alliance of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to Alliance and Alliance is materially prejudiced as a result of such failure to give notice.

10.	PATENT INFRINGEMENT.

a. The Supplier represents and warrants that, as of the Effective Date, and, to the Knowledge of the Sellers, no Product or any part thereof furnished by the Supplier hereunder infringes in any way any patent granted by the United States or other jurisdiction. The Supplier shall defend, indemnify and hold harmless the Buyer Indemnitees against any and all claims, demands, costs or losses (including attorneys’ fees and expenses) arising from any suit or proceeding brought against Alliance resulting from, arising out of or relating to the failure of this representation and warranty to be true and correct as of the Effective Date. Alliance will notify the Supplier promptly in writing if it receives notice of any claim, demand, suit or proceeding and give the Supplier authority, information and assistance (at the Supplier’s expense) for the defense of said claim, demand, suit or proceeding, provided, however, that the failure to promptly notify the Supplier shall not relieve the Supplier of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Supplier and the Supplier is materially prejudiced as a result of such failure to give notice.

b. In case the Products or their parts are held to constitute infringement and their use enjoined, in addition to paying any costs, losses and damages (including attorneys’ fees and expenses) of Alliance, the Supplier will, at its option and at its expense:

i. procure for Alliance the rights to continue selling the Products or parts; or

ii. replace them with non-infringing Products or parts; or

iii. modify them so that they become non-infringing; or

iv. remove them and refund the purchase price and the transportation and installation costs thereof.

11. TERMINATION. In case of any breach of a material obligation under this Agreement by a party hereto, the other party shall give written notice to the breaching party specifying such breach. The breaching party shall have sixty (60) days from the date of the notice to remedy the breach; provided however, that, if upon the expiration of such 60-day period, the breaching party has not remedied the breach but is continuing in good faith to do so, then such 60-day period shall be automatically extended for an additional 60-day period provided that the period during which the breaching party may remedy the breach shall not be more than one-hundred-twenty (120) days. In the event the breaching party fails to remedy the breach within the applicable period, the notifying party shall have the right to terminate this Agreement by providing sixty (60) days’ written notice. Termination of this Agreement by either party in accordance with this Section 11 will be without prejudice to damages. Notwithstanding the foregoing provisions of this Section 11, Alliance may terminate this Agreement at any time, with or without cause, by providing 90 days’ written notice to the Supplier.

12. TOOLS AND DEDICATED EQUIPMENT. Upon the consummation of the transactions contemplated by the Purchase Agreement, Alliance shall own the tooling and fixtures and dedicated equipment required to produce the Products (the “Tools”) and shall provide the Supplier with access to such Tools in order that the Supplier may fulfill its obligations under this Agreement. The Supplier will provide maintenance and repair of the Tools at its own expense provided that such maintenance and repair does not incur costs in excess of Two Thousand Dollars (US$2,000.00) per repair. All tool repairs incurring costs in excess of Two Thousand Dollars (US$2,000.00) per repair will be done by the Supplier at Alliance’s expense with the prior written approval of Alliance.

13.	PRODUCTION DELAYS.

a. To the extent the Supplier’s production of Products is delayed or reduced by reason of a reduction in or re-allocation of the Supplier’s labor force, and the amount of Products produced as a result of such reduction or re-allocation is less than the amount required by Alliance’s order, then, during the period of such delay or reduction, the Supplier will allocate its labor force to the manufacture of Products so that the percentage of labor hours allocated is equal to the percentage of labor hours allocated to the manufacture of Products during the three (3) calendar-month period immediately prior to the date hereof, as a portion of all labor hours at the Supplier’s Panama City facility during such three-month period. For the avoidance of doubt, such delays or reductions in the production of Products for Alliance shall not result from the production of Products for Supplier’s own account or for other LSG affiliates, as permitted by Section 1 of this Agreement.

b. The Supplier’s obligation to deliver Products to Alliance will be suspended if the failure to or delay in delivery is caused by labor problems, or other causes that are beyond the Supplier’s reasonable control. In no event will a failure to or delay in delivery constitute a breach of this Agreement if the Supplier exercised its best efforts to correct such situation, provided that a failure to or delay in delivery will not be excused by reason of the Supplier’s performance of its obligations under the Transition Services Agreement.

c. Neither party shall be liable for any failure, inability or delay in performing its obligations hereunder if such failure, inability or delay is due to: an act of God, war, riot, rebellion or an act of terror; a government law, order or regulation; an explosion, casualty or accident resulting in the closure of the JENSEN factory in Panama City, Florida; or another cause that is beyond the reasonable control of such obligor. The parties agree to use reasonable best efforts to cure such cause and resume performance, including by substituting material sources or utilizing overtime or additional workers. In the event that any delay persists as a result of the causes set forth in this Section 13(c), or if in the reasonable opinion of Alliance, such delay may persist for more than sixty (60) days, Alliance may cancel any production order without penalty.

14.	PERMITS; INSURANCE.

a. The Supplier shall obtain and maintain all material permits, licenses and other approvals necessary or appropriate to perform its obligations hereunder and shall at all times comply with the terms and conditions of such permits, licenses and approvals. The Supplier shall comply at all times with all applicable laws in the performance of its obligations hereunder.

b. The Products sold hereunder shall (i) comply with all specifications and (ii) be free from defects in material and workmanship.

c. At all times during the term of this Agreement, the Supplier shall procure and maintain, with insurers reasonably acceptable to Buyer, the following types of insurance coverage:

i. product liability insurance naming Alliance and its subsidiaries and affiliates as additional insureds, and providing coverage of not less than One Million Dollars

(US$1,000,000.00) for each occurrence, Two Million Dollars (US$2,000,000.00) aggregate, with a Four Million Dollar (US$4,000,000.00) umbrella, therefore in effect providing Six Million Dollars (US$6,000,000.00) of comprehensive insurance coverage for all occurrences (not to exceed Five Million Dollars (US$5,000,000.00) for a single occurrence); and

ii. workers’ compensation, automobile and general liability insurance coverage for persons engaged in the manufacture or sale of Products, none of whom, for the avoidance of any doubt, are employees of Alliance.

As of the Effective Date, the Supplier shall furnish to Alliance certificates of insurance satisfying the requirements of the Section 14(c).

15. ORDERS AND DELIVERIES. To place an order, Alliance shall deliver a written purchase order identifying the quantity of each Product required and the requested delivery date. Deliveries of all Products will be ex works the JENSEN factory in Panama City, Florida. Title to all Products and the risk of loss thereof will pass to Alliance upon the Products leaving the factory. The Supplier will furnish to Alliance information and documents concerning deliveries made and to be made by the Supplier as Alliance may periodically request in writing.

16. SHIPMENTS. Shipping documents shall show Alliance as the shipper as specified by Alliance. Shipments will be made by the safest, most expedient and least expensive carrier, or as specified by Alliance.

17. PAYMENT. All Products manufactured under Alliance purchase orders will be invoiced as shipped. Alliance shall pay the amount stated in the invoice within thirty (30) days after receipt of the invoice; provided, however, that the Supplier retain the right to adjust payment terms in the event that Alliance fails to maintain its timeliness of payment in all material respects; provided further that in the event that Alliance objects to all or a portion of the invoice, Alliance shall, on or before the date payment of the invoice is due, (i) pay the undisputed portion of the invoice and (ii) provide an itemized statement of its objections setting forth in reasonable detail the basis for its objections. If Alliance does not object prior to the date payment of any invoice is due, Alliance shall be obligated to pay the full amount of such invoices but Alliance may subsequently object to such invoice and, if such objection proves to be correct, receive a refund of the disputed amount; provided, however, that Alliance may not object to any invoice more than twelve (12) months after the date on which such invoice was received.

18. WAREHOUSING. Unless Alliance requests shipment, the Supplier agrees to warehouse the Products at no cost to Alliance, provided that no more than two (2) weeks of Products scheduled for delivery require warehousing.

19. COMPONENT INVENTORY. At the end of the term of this Agreement, Supplier will deliver to Alliance its unique component part inventory free of charge, provided that the freight costs relating to such delivery shall be borne by Alliance.

20. SERVICE. The service policy outlining service procedures between the Supplier’s and Alliance’s service departments with respect to the Service Parts shall be as follows, unless otherwise agreed by the parties:

a. Service Parts Availability –

i. Alliance shall be responsible for monitoring its service department in order to determine that it has sufficient Service Parts and to order Service Parts as needed.

b. Service Parts Ordering –

i. Alliance shall place orders for Service Parts on its uniform purchase order form specifying the Alliance part numbers with reference to the Supplier’s parts numbers. These orders will be invoiced using the Supplier’s part numbers only.

ii. Alliance will furnish the Supplier with a cross-reference list of Alliance part numbers to the Supplier’s part numbers, indicating those parts that Alliance expects to purchase from the Supplier.

iii. Orders for Service Parts must be received by the Supplier at least fifteen (15) days prior to the requested shipping dates.

iv. If Alliance and the Supplier agree that an emergency situation exists, the Supplier will expedite orders and will attempt to ship within seventy-two (72) hours on all stocked Service Parts and within ten (10) days on non-stock Service Parts.

c. Service Parts Shipments –

i. Service Parts will be shipped directly to Alliance controlled stocking locations. No direct shipments will be made to Alliance vendees, unless directed in writing by Alliance.

ii. Prior to initial production, the Supplier shall suggest Service Parts requirements and shall, upon the prior request of Alliance, ship a stocking order of Service Parts.

iii. Service Parts will be packaged according to the Supplier’s bulk packaging standards.

d. Technical Information and Publications –

i. Unless instructed otherwise by Alliance, the Supplier will supply the installation manual with each type of Product sold to Alliance. At the request of Alliance, the Supplier will review the installation manual created by the Supplier prior to use to insure that the information contained therein is complete, correct and current.

ii. The Supplier shall provide Alliance with copies of all engineering and other bulletins relating to the Products on an ongoing basis.

e. Consumer Relations –

i. Alliance is responsible for maintaining a network of service agents and Service Parts stocks in order to provide service for the Products manufactured by the Supplier for Alliance.

ii. Alliance is responsible for all direct contact with consumers, including warranty service and gathering of production information.

iii. The parties will each designate a Service Manager to coordinate with the other party with respect to customer service.

21. CUSTOMER WARRANTY. Alliance will assume full responsibility for the promotion and sale of all Products by Alliance to its distributors and dealers and will defend, indemnify and hold the Supplier harmless from any and all claims arising out of or occasioned by (a) the negligent conduct of Alliance, (b) the use of Alliance’s trademarks or product descriptions or (c) any representations of any kind by Alliance regarding the Products.

22.	EPIDEMIC WARRANTY.

a. The Supplier gives Alliance the following epidemic warranty in the event of epidemic failure:

i. An epidemic failure shall be defined as the failure of a specific part or Product manufactured by the Supplier, or adjustments to a specific part or Product manufactured by the Supplier, as a result of a manufacturing or design defect, which failure shall affect more than twenty percent (20%) of the total number of Products sold to Alliance during the term of this Agreement. Failure rates will be based upon actual warranty service tickets collected by Alliance.

ii. In the event of an epidemic failure and notification of such failure to the Supplier, Alliance and the Supplier shall negotiate in good faith to mutually agree to an appropriate solution for, and the reasonable costs associated with, correcting the failures, and the Supplier will be responsible to Alliance for the cost of replacement parts, labor and related transportation and other costs necessary to correct the failures which are part of the specified epidemic failure.

b. In addition, the Supplier shall repair or replace any replacement part that does not conform to specifications or that fails within one-hundred-twenty (120) days from the date of shipment to Alliance, without any cost to Alliance for the part. Alliance shall be responsible for freight charges arising out of any repair or replacement.

c. In administering the foregoing warranties, the parties shall use the following warranty procedure:

i. The Supplier will provide written instructions to Alliance for correcting failures. Instructions will list the materials necessary to correct the failure by part number and description.

ii. Failure rates will be based upon actual warranty service tickets collected by Alliance.

iii. Alliance will use an early warning system or other means at its disposal to advise the Supplier as far in advance as reasonably possible of any defect that may be approaching an epidemic level.

iv. The Supplier reserves the right to verify the correctness of all information provided by Alliance to the Supplier. Alliance agrees to cooperate with the Supplier in verifying the correctness of its information.

v. If the installation date of any Product cannot be definitively determined, it shall be presumed to be forty-five (45) days from the date of sale by Alliance.

vi. Subject to Section 14, the Supplier does not give any other warranty, express or implied, to Alliance other than the aforesaid epidemic warranty.

23. PRODUCT LIABILITY. The Supplier shall indemnify and hold Alliance harmless from all injury, loss or damages to any third party suffered or claimed to have arisen out of or in connection with any defect in the design or manufacture or assembly by the Supplier of the Product; provided, however, that Alliance will immediately notify the Supplier of any such claim or the filing of any such action. The Supplier will have the duty and exclusive right to defend or control the defense of such action or to handle such claim. During any period prior to the Supplier assuming the defense, Alliance will use reasonable efforts to protect the legal rights of the Supplier in all material respects. This indemnification provision shall not apply to claims for less than Five Hundred Dollars (US$500.00). The Supplier shall have no liability for any claims settled by Alliance without the Supplier’s consent, which consent shall not be unreasonably withheld.

Alliance indemnifies and holds the Supplier harmless from all injury, loss or damage to any third party suffered or claimed to have arisen out of Alliance’s negligent installation, repair or alteration of Products. Neither the Supplier nor Alliance is liable for any injury, loss or damage to any third party suffered or claimed to have arisen out of the negligent installation, repair or alteration of Products by Alliance’s distributors, dealers, service providers or agents. Alliance will notify the Supplier and afford the Supplier the opportunity to appear and defend in the event that any party to such litigation alleges injuries or damages that would result in the Supplier being obligated under this Section 23. The Supplier shall have no liability for any claims of the type described in this paragraph that are settled without its consent, which consent shall not be unreasonably withheld.

In the event of any claim by any third party under this Section 23, Alliance shall use its best efforts to preserve evidence related to such claims, including, but not limited to allegedly defective parts. Both parties disclaim responsibility for the actions of their independent distributors and dealers. Both parties agree to work together in good faith and use their best efforts to resolve any litigations brought against either or both parties due to a claimed accident, loss or injury involving the Products.

24. PRODUCT RECALL. In the event that any Products are found by the Supplier, Alliance or any governmental agency or court having jurisdiction, to contain a defect or not to be in compliance with any standard or requirement so as to require or make advisable that such Products be recalled by law, regulation or order, the Supplier shall undertake all obligations imposed by such laws, regulations or orders, and shall file all necessary papers, corrective action programs, and other related documents; provided that Alliance shall cooperate with and assist the Supplier in any such filing and corrective action, and provided that nothing contained in this Section 24 shall preclude Alliance from taking such action as may be required of it under any such law, regulation or order. The Supplier shall perform all necessary repairs or modifications at its sole expense except to the extent that the Supplier and Alliance shall agree to the performance of such repairs by the Supplier upon mutually acceptable terms. Each party shall consult the other prior to making any statements to the public or a governmental agency concerning issues relating to potential safety hazards relating to the Products, except where such consultation would prevent timely notification required to be given under any such law or regulation.

25. GOOD FAITH COOPERATION. The parties will use good faith efforts to cooperate with each other in all matters relating to the purchase and sale of the Products and all matters under this Agreement and the Transition Services Agreement. Such cooperation shall include exchanging information and using reasonable best efforts to comply with the terms of this Agreement during the term of the Transition Services Agreement. The Supplier agrees to promptly notify Alliance in the event that the Supplier anticipates that the performance of its obligations under the Transition Services Agreement may interfere with its performance under this Agreement.

26. NOTICES. Subject to Section 8, which governs specification change notices, all notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

If to the Supplier to:

Jensen USA Inc.

Attn: Jens Voldbaek

99 Aberdeen Loop

Panama City, Florida 32405

Fax: (850) 271-5901

If to Alliance to:

Alliance Laundry Systems LLC

Attn: CEO and President

Shepard Street

P.O. Box 990

Ripon, Wisconsin 54971-0990

Fax: (920) 748-4334

With a copy to:

(which shall not constitute notice to Alliance)

Alliance Laundry Systems LLC

Attn: Chief Legal Officer

Shepard Street

P.O. Box 990

Ripon, Wisconsin 54971-0990

Fax: (920) 748-4334

or to such other address or facsimile number or to such other person as any party hereto shall have last designated by notice to the other party. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

27. ARBITRATION, GOVERNING LAW, CONSENT TO JURISDICTION AND VENUE.

a. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by a panel of three (3) arbitrators may be entered in any court having jurisdiction thereof. The parties agree that all except Sections “0-4 Interim Award” and the first sentence of “0-5 Constitution of the Panel” of the 2001 AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. The parties have selected arbitration by a panel of three (3) arbitrators as the method for resolving disputes herein as part of the mutual consideration for this Agreement.

b. The parties agree that the Agreement shall be governed by the laws of the State of New York and that any legal or equitable action or claims, debts, or obligations arising out of, or to enforce the terms of, this Agreement shall be brought in the United States District Court for the Southern District of New York. The parties further agree and consent that this court is the sole and proper venue for any claim or action arising out of or to enforce this Agreement, and that this court shall be the sole and exclusive venue for the exercise of in personam and subject matter jurisdiction over the parties. The provisions of this subparagraph (b) regarding choice of forum and venue do not supersede or conflict with the provisions of subparagraph (a) but are intended to provide a means of enforcing the provisions of subparagraph (a).

28. ASSIGNMENT. Neither this Agreement, nor any of the rights or interest of Alliance and the Supplier hereunder may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party (which consent will not be unreasonably withheld), except that Alliance may assign this agreement to any of its parent, subsidiary or affiliate without the prior written consent of the Supplier, in which case the party so assigning shall remain obligated and liable to the other party for the full and complete performance of this Agreement by its assignee. Any assignment or purported assignment in violation of this provision shall be null and void. This Agreement or any rights of Alliance and the Supplier hereunder shall not inure to the benefit of any trustee in bankruptcy, receiver, creditor, trustee or successor of the business of Alliance or the Supplier or of the property of either, whether by operation of law or otherwise.

29. INDEPENDENT CONTRACTOR. It is expressly agreed that the Supplier is an independent contractor and has no authority to act for or on behalf of Alliance or Alliance’s affiliates or to bind Alliance or its affiliates to any contract or in any other manner commit Alliance or its affiliates or make warranties for Alliance or its affiliates in any way without the prior express written approval of Alliance, except as may be otherwise provided herein. Further, nothing contained herein shall constitute an agency, a partnership or a joint venture between the parties hereto.

30. MODIFICATION; NONWAIVER. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Subject to the provisions of Section 8, any modification or amendment must be by written instrument signed by the parties. Failure by any party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right.

31. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

32. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

33. ENTIRE AGREEMENT. All agreements between Alliance and the Supplier for the sale of the Products by the Supplier to Alliance shall include and be governed exclusively by the terms and conditions set forth in this Agreement, except as the parties may otherwise agree in writing duly executed by their respected duly authorized representative which expressly references this Agreement. In case of any conflict between this Agreement and any purchase order, acceptance, correspondence, memorandum or document for or relating to the Products exchanged by Alliance and the Supplier during the term of this Agreement which is not executed by duly authorized representatives of both parties, this Agreement shall govern and prevail. Any printed terms and conditions of any such documents shall, in any event, be deemed deleted and shall not be binding upon the parties.

This Agreement, the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement) contain the entire and only agreement between the parties respecting the manufacture of Products and sale thereof by the Supplier to Alliance and the purchase by Alliance from the Supplier of such Products. All prior agreements and collateral representations, promises or conditions, whether oral or written, in connection with such subject matter are superseded by this Agreement. Any representation, promise or condition not incorporated herein shall not be binding upon any party hereto. If any or all of the terms and conditions of this Agreement conflict with the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall supersede and otherwise be controlling.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first written above.

JENSEN USA INC.		ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ Jens Voldbaek	By:	/s/ Bruce P. Rounds
Name:	Jens Voldbaek	Name:	Bruce P. Rounds
Title:	President	Title:	Vice President and Chief Financial Officer

Appendix A1

IPH Products

IPH – M Series

IPH – 40M

IPH – 60M

IPH – 80M

IPH – 100M

IPH – 140M

IPH – H Series

IPH – 40H

IPH – 60H

IPH – 80H

IPH – 100H

IPH – 125H

IPH – 140H

IPH – 175H

Appendix A2

Ipso Belgium Parts

Item N°	Item Description

253/00074/028	DEURKRUK KOMPL.USA HF455/575

253/00158/00	DEUR GEASSEMBLEERD HF575 ROND

253/00158/028	DEUR DOOR HANDLE SLDPRT HF575

253/00158/1032	BM SCREW DOOR BUMPER

253/00158/1047	DEUR BOLT/PAN HD/PHLD/SS/10-24

253/00158/1236	BM NUT FOR BOLT 253/00158/180

253/00158/1244	DEUR LATCH/ 8-240-R R.H.MOD.2

253/00158/131	DEUR DOOR

253/00158/135	DEUR GASKET DOOR HF455-575

253/00158/139	DEUR GLAS DOOR HF/WW455-575

253/00158/140	DEUR RUBBER GLAS VOORAAN

253/00158/1546	RUB. BUMPER DOOR

253/00158/175	DEUR HINGE BLOCK HF455-900

253/00158/176	BUSHING HINGE DOOR BRONZE

253/00158/177	DEUR WASHER HINGE HF455-900

253/00158/178	DEUR BOLT/.5X1.25 SHOULDER

253/00158/1784	BOLT,SHDR,SS,3/8-16X1/2X1-1/4

253/00158/1785	DEUR BOLT/.313X2.50 SHOULDER

253/00158/1786	DEUR SPRING/DOOR HANDLE TORSIO

253/00158/180	DEUR BOLT/.313X1.50 SHOULDER

253/00158/181	DEUR BUSHING/DOOR HANDLE

253/00158/182	DEUR BOLT/.313X2.50 SHOULDER

253/00158/185	DEUR CATCH/DOOR LOCK/CASTING

253/00158/192	DEUR DOOR HANDLE/SPRING BUSHIN

253/00158/271	DEUR SLIDE/DOOR LOCK SWITCH

253/00158/276	DEUR SPRING/SS/.250DX.75,4.1LB

253/00158/278	DEUR SWITCH/DOOR LOCK MICRO/2

253/00158/430	DEUR BOLT/SHDR/SS/10-24X1/4X1

253/00158/431	DEUR SPRING/SS/.546ODX.75/4.1

253/00158/470	BM HINGE DOOR HANDLE

253/00158/558	DEUR NUT DEURKRUK USA ONDERSTE

253/00158/560	DEUR NUT VOOR DEURKRUK

253/00158/561	DEUR SCREW HF575-900

253/00158/562	DEUR CAP NUT HF455-900

253/00158/567	DEUR BOLT/HEX/HD/SS/1/4-20X.62

253/00158/569	DEUR NUT DEURKRUK USA BOVENSTE

253/00158/571	DEUR WASHER/LOCK/EXT STAR/SS/1

253/00158/578	DEUR NUT/FIBER LOCK/SS/4-40

253/00158/607	DEUR RETAINER/DOOR GASKET

253/00158/608	SCHARNIERPL DEUR ROND/8K HF575

253/00158/612	DEUR BOLT/FLT HD/PHLP/1/4-20X3

253/00158/614	DEUR BOLT/FLT HD/PHLP/SS/4-40X

253/00158/684	DEUR PLATE/DOOR LOCK/IPH

253/00158/686	DEUR BRACKET/SOLENOID/DOORLOCK

253/00158/687	DEUR COVER/SPRING/DOOR LOCK/I

253/00158/688	DEUR COVER/DOOR LOCK/IPH

253/00158/694	DEUR DECAL/DOOR RELEASE

253/00158/80503	BM WASHER DOOR BUMPER

253/00159/1036	SLOT GEASSEMBLEERD HF455/730

253/00166/00	SCHARNIER KOMPL HF455/575 ROND

253/00169/00	SCHARNIER KOMPL HF455/575 8K.

253/00170/00	DEUR ONDERDELEN ASSY 575 8K/RH

253/00171/00	SCHARN. ONDERDELEN ASSY 575 RH

253/00172/00	DEUR RUB GLAS VOORAAN VERD.575

253/00515/028	KP DEURK. HF/WW730-900

253/00515/1679	DEUR DOOR HANDLE SLDPRT HF730

253/00515/710	KP DEUR HF730 ROND

253/00515/749	DEUR ONDIEP GLAS HF/WW730-900

253/00515/750	RUB. GLAS VOORAAN HF/WW730-900

253/00515/752	SCHARNIERPL DEUR ROND HF730

253/00515/753	DEUR GASKET DOOR HF730-900

253/00516/00	SCHARNIER KOMPLEET HF730 ROND

253/00517/00	DEUR GEASSEMBLEERD HF730 ROND

253/00518/00	DEURKRUK KOMPLEET HF455->900

253/00519/00	SCHARNIER ONDERDELEN 730 8KANT

253/00520/00	DEUR ONDERDELEN SET HF730 8K

Appendix B1

IPH Product Prices

Supplier’s published list price less forty percent (40%) less five percent (5%) less fifteen percent (15%).

Appendix B2

IPH Service Parts Prices

Supplier’s published list price less forty percent (40%) less five percent (5%) less fifteen percent (15%).

-

Appendix B3

Ipso Belgium Parts Prices

Item N°	Item Description	Price (US$, per piece)
253/00074/028	DEURKRUK KOMPL.USA HF455/575	69.65
253/00158/00	DEUR GEASSEMBLEERD HF575 ROND	87.32
253/00158/028	DEUR DOOR HANDLE SLDPRT HF575	10.66
253/00158/1032	BM SCREW DOOR BUMPER	0.14
253/00158/1047	DEUR BOLT/PAN HD/PHLD/SS/10-24	0.52
253/00158/1236	BM NUT FOR BOLT 253/00158/180	0.07
253/00158/1244	DEUR LATCH/ 8-240-R R.H.MOD.2	18.61
253/00158/131	DEUR DOOR	88.70
253/00158/135	DEUR GASKET DOOR HF455-575	11.00
253/00158/139	DEUR GLAS DOOR HF/WW455-575	7.21
253/00158/140	DEUR RUBBER GLAS VOORAAN	2.25
253/00158/1546	RUB. BUMPER DOOR	1.75
253/00158/175	DEUR HINGE BLOCK HF455-900	6.87
253/00158/176	BUSHING HINGE DOOR BRONZE	0.71
253/00158/177	DEUR WASHER HINGE HF455-900	0.13
253/00158/178	DEUR BOLT/.5X1.25 SHOULDER	2.88
253/00158/1784	BOLT,SHDR,SS,3/8-16X1/2X1-1/4	2.54
253/00158/1785	DEUR BOLT/.313X2.50 SHOULDER	2.40
253/00158/1786	DEUR SPRING/DOOR HANDLE TORSIO	1.37
253/00158/180	DEUR BOLT/.313X1.50 SHOULDER	1.24
253/00158/181	DEUR BUSHING/DOOR HANDLE	0.82
253/00158/182	DEUR BOLT/.313X2.50 SHOULDER	2.40
253/00158/185	DEUR CATCH/DOOR LOCK/CASTING	6.32
253/00158/192	DEUR DOOR HANDLE/SPRING BUSHIN	0.67
253/00158/271	DEUR SLIDE/DOOR LOCK SWITCH	2.13
253/00158/276	DEUR SPRING/SS/.250DX.75,4.1LB	0.89
253/00158/278	DEUR SWITCH/DOOR LOCK MICRO/2	1.44
253/00158/430	DEUR BOLT/SHDR/SS/10-24X1/4X1	0.76
253/00158/431	DEUR SPRING/SS/.546ODX.75/4.1	0.48
253/00158/470	BM HINGE DOOR HANDLE	36.19
253/00158/558	DEUR NUT DEURKRUK USA ONDERSTE	0.15
253/00158/560	DEUR NUT VOOR DEURKRUK	0.03
253/00158/561	DEUR SCREW HF575-900	0.14
253/00158/562	DEUR CAP NUT HF455-900	0.19
253/00158/567	DEUR BOLT/HEX/HD/SS/1/4-20X.62	0.05
253/00158/569	DEUR NUT DEURKRUK USA BOVENSTE	0.02
253/00158/571	DEUR WASHER/LOCK/EXT STAR/SS/1	0.01
253/00158/578	DEUR NUT/FIBER LOCK/SS/4-40	0.03
253/00158/607	DEUR RETAINER/DOOR GASKET	23.36
253/00158/608	SCHARNIERPL DEUR ROND/8K HF575	30.44
253/00158/612	DEUR BOLT/FLT HD/PHLP/1/4-20X3	0.08

253/00158/614	DEUR BOLT/FLT HD/PHLP/SS/4-40X	0.02
253/00158/684	DEUR PLATE/DOOR LOCK/IPH	39.99
253/00158/686	DEUR BRACKET/SOLENOID/DOORLOCK	7.41
253/00158/687	DEUR COVER/SPRING/DOOR LOCK/I	2.25
253/00158/688	DEUR COVER/DOOR LOCK/IPH	35.06
253/00158/694	DEUR DECAL/DOOR RELEASE	0.67
253/00158/80503	BM WASHER DOOR BUMPER	0.14
253/00159/1036	SLOT GEASSEMBLEERD HF455/730	166.21
253/00166/00	SCHARNIER KOMPL HF455/575 ROND	49.09
253/00169/00	SCHARNIER KOMPL HF455/575 8K.	45.11
253/00170/00	DEUR ONDERDELEN ASSY 575 8K/RH	32.79
253/00171/00	SCHARN. ONDERDELEN ASSY 575 RH	1.79
253/00172/00	DEUR RUB GLAS VOORAAN VERD.575	0.00
253/00515/028	KP DEURK. HF/WW730-900	10.66
253/00515/1679	DEUR DOOR HANDLE SLDPRT HF730	10.50
253/00515/710	KP DEUR HF730 ROND	167.02
253/00515/749	DEUR ONDIEP GLAS HF/WW730-900	9.96
253/00515/750	RUB. GLAS VOORAAN HF/WW730-900	2.13
253/00515/752	SCHARNIERPL DEUR ROND HF730	31.21
253/00515/753	DEUR GASKET DOOR HF730-900	13.42
253/00516/00	SCHARNIER KOMPLEET HF730 ROND	62.99
253/00517/00	DEUR GEASSEMBLEERD HF730 ROND	250.53
253/00518/00	DEURKRUK KOMPLEET HF455->900	56.05
253/00519/00	SCHARNIER ONDERDELEN 730 8KANT	59.00
253/00520/00	DEUR ONDERDELEN SET HF730 8K	80.15

Appendix C

Contact List

Helmut Harfmann

Manufacturing Manager

IPSO USA

99 Aberdeen Loop Road

Panama City, Florida 32405

Telephone: (850) 271-5959

hharfmann@ipsopc.com